INVESTMENT MANAGEMENT AGREEMENT

THIS AGREEMENT is made as of May 14, 2026, between GUGGENHEIM FUNDS TRUST, a Delaware statutory trust (hereinafter referred to as the “Trust”), and GUGGENHEIM PARTNERS INVESTMENT MANAGEMENT, LLC (hereinafter referred to as the “Investment Manager”), a Delaware limited liability company registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company; and

WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust desires to retain the Investment Manager as investment adviser to furnish certain investment advisory and management services to certain series of shares of beneficial interest as listed on Schedule A to this Agreement (each, a “Fund” and together, the “Funds”);

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, it is agreed between the parties hereto as follows:

1. APPOINTMENT. The Trust hereby appoints the Investment Manager as investment adviser of each Fund for the period and on the terms set forth in this Agreement. The Investment Manager accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2. DUTIES AS INVESTMENT MANAGER WITH RESPECT TO INVESTMENT OF ASSETS OF EACH FUND.

(a) Subject to the supervision of the Trust’s Board of Trustees (“Board”), and consistent with each Fund’s investment objectives, policies, and restrictions as provided in the Fund’s currently effective registration statement and any amendments or supplements thereto (“Registration Statement”), the Investment Manager shall (i) act as investment adviser for and supervise and manage the investment and reinvestment of each Fund’s assets and, in connection therewith, have complete discretion in purchasing and selling securities and other assets for each Fund and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of each Fund; (ii) supervise the investment program of each Fund and the composition of its investment portfolio; (iii) arrange for the purchase and sale of securities and other assets held in each Fund, and (iv) provide a continuous investment program for each Fund, including investment research and management.

(b) The Investment Manager shall determine and make such modifications to the identity and number of securities and instruments to be accepted in exchange for creation units for each Fund (a “creation basket”), and the securities and instruments that will be applicable to redemption requests received for a Fund (a “redemption basket”), including as may be necessary as a result of portfolio adjustments and corporate action events (and may give directions to the Trust’s service providers, as necessary, with respect to such designations). The Investment Manager shall determine the securities and instruments to be included in any “custom basket” pursuant to Rule 6c-11 under the 1940 Act and any compliance policies and procedures of the Trust related thereto.

(c) In performing its duties under this Section 2, the Investment Manager may (i) delegate some or all of its duties and obligations under this Agreement to one or more investment sub-advisers; provided, however, that any such delegation shall be pursuant to an agreement consistent with the 1940 Act and approved by the Board; provided, further, that no such delegation shall relieve the Investment Manager from its duties and obligations of management and supervision of the management of each Fund’s assets pursuant to this Agreement and to applicable law, and (ii) utilize the services of the Investment Manager’s affiliates to the extent authorized under the 1940 Act.

3. DUTIES AS INVESTMENT MANAGER WITH RESPECT TO THE ADMINISTRATION OF EACH FUND.

(a) The Investment Manager agrees that in placing orders with brokers, it will attempt to obtain best execution on behalf of a Fund. In no instance will portfolio securities be purchased from or sold to the Investment Manager or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder, or the terms of any exemptive order. To the extent permitted by laws and regulations and the Trust’s applicable policies and procedures, the Investment Manager may aggregate sales and purchase orders of the assets of each Fund with similar orders being made simultaneously for other accounts advised by the Investment Manager or its affiliates to the extent authorized under the 1940 Act. Whenever the Investment Manager simultaneously places orders to purchase or sell the same security on behalf of a Fund and one or more other accounts advised by the Investment Manager, such orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable to each account and consistent with the Investment Manager’s fiduciary obligations to the Fund. The Trust recognizes that in some cases this procedure may adversely affect the results obtained for a Fund.

(b) The Investment Manager will maintain all books and records required to be maintained by the Investment Manager pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to transactions on behalf of each Fund and will furnish the Board with such periodic and special reports as the Board reasonably may request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Investment Manager hereby agrees that all records which it maintains for the Trust and each Fund are the property of the Trust, agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records which it maintains for the Trust and which are required to be maintained and preserved by Rule 31a-1 and Rule 31a-2 under the 1940 Act, and further agrees to surrender promptly to the Trust any records which it maintains for the Trust upon request by the Trust.

(c) At such times as shall be reasonably requested by the Board, the Investment Manager will provide the Board with economic and investment analyses and reports as well as quarterly reports setting forth the performance of the Funds and make available to the Board any economic, statistical, and investment services normally available to institutional or other customers of the Investment Manager.

(d) In accordance with procedures adopted by the Board, as amended from time to time, the Investment Manager will provide guidance in determining pricing information of all portfolio securities and will attempt to arrange for the provision of a price(s) from a party(ies) independent of the Investment Manager for each portfolio security for which the Funds’ fund accountant and administrator or valuation designee does not obtain prices in the ordinary course of business from an automated pricing service.

4. DUTIES AS INVESTMENT MANAGER IN CONNECTION WITH THE APPOINTMENT OF SUB-ADVISERS.

(a) The Trust and the Investment Manager may operate in accordance with the terms and conditions of Securities and Exchange Commission exemptive relief and no-action letter guidance issued by the Securities and Exchange Commission staff, which permits the Investment Manager, with the approval of the Board, including the Independent Trustees, to retain one or more investment sub-advisers for a Fund (“Sub-Advisers”). The Investment Manager will provide general management services to each Fund, and, if applicable, subject to review and approval by the Board, will: (a) set the Fund’s overall investment strategies; (b) evaluate, select, and recommend Sub-Advisers to manage all or a part of the Fund’s assets; (c) allocate and, when the Investment Manager believes appropriate, reallocate the Fund’s assets among Sub-Advisers; (d) monitor and evaluate the investment performance of Sub-Advisers; and (e) implement or approve procedures reasonably designed to ensure that the Sub-Advisers comply with the Fund’s investment objectives, policies, and restrictions. The Investment Manager will also periodically make recommendations to the Board as to whether the contract with one or more Sub-Advisers should be renewed, modified, or terminated, and will periodically report to the Board regarding the results of its evaluation and monitoring functions.

(b) The Investment Manager is responsible for informing each Sub-Adviser of the investment objective(s), policies, and restrictions of the applicable Fund, for informing or ascertaining that it is aware of other legal and regulatory responsibilities applicable to the Sub-Adviser with respect to the applicable Fund, and for monitoring the Sub-Advisers’ discharge of their duties; but the Investment Manager is not responsible for the specific actions (or inactions) of a Sub-Adviser in the performance of the duties assigned to it. Consistent with the investment objective(s), policies, and restrictions, as provided in the Registration Statement (or such more restrictive guidelines as approved by the Investment Manager), and applicable law, each Sub-Adviser is authorized to buy, sell, lend, and otherwise trade in any stocks, bonds, and other securities, commodities, or investments on behalf of the applicable Fund.

(c) With respect to each applicable Fund, the Investment Manager shall enter into an agreement (“Sub-Advisory Agreement”) with a Sub-Adviser in substantially the form approved by the Board for each Sub-Adviser.

(d) The Investment Manager shall be responsible for the fees payable to the Sub-Adviser and shall pay the Sub-Adviser of the Fund the fee as specified in the Sub-Advisory Agreement relating thereto.

(e) The Investment Manager, directly or through a Sub-Adviser, will maintain all books and records required to be maintained by the Investment Manager pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to transactions on behalf of each Fund, and will furnish the Board with such periodic and special reports as the Board reasonably may request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Investment Manager hereby agrees that all records which it maintains for the Trust and each Fund are the property of the Trust, agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records which it maintains for the Trust and which are required to be maintained and preserved by Rule 31a-1 and Rule 31a-2 under the 1940 Act, and further agrees to surrender promptly to the Trust any records which it maintains for the Trust upon request by the Trust.

5. FURTHER DUTIES. In all matters relating to the performance of this Agreement, the Investment Manager will act in conformity with the Trust’s Declaration of Trust, By-laws, and Registration Statement and with the instructions and directions of the Board, and will comply with the requirements of the 1940 Act and the Trust’s operating and compliance policies and procedures, the Advisers Act, and the rules under each, Subchapter M of the Internal Revenue Code as applicable to regulated investment companies, and all other applicable federal and state laws and regulations.

6. SERVICES NOT EXCLUSIVE. Nothing in this Agreement shall prevent the Investment Manager or any officer, employee, or other affiliate thereof from acting as investment adviser for any other person, firm, or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Investment Manager or any of its officers, employees, or agents from buying, selling, or trading any securities for its or their own accounts or for the accounts of other for whom it or they may be acting; provided, however, that the Investment Manager will undertake no activities which, in its reasonable judgment, will adversely affect the performance of its obligations under this Agreement. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Investment Manager who may also be a Trustee, officer, or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

7. EXPENSES.

(a) During the term of this Agreement, the Investment Manager shall pay all of the ordinary operating expenses of each Fund, excluding (i) each Fund’s investment management fee set forth in this Agreement; (ii) acquired fund fees and expenses; (iii) payments under a Fund’s Rule 12b-1 plan (if any); (iv) brokerage expenses (including any costs incidental to transactions in portfolio securities or other instruments); (v) taxes; (vi) interest (including borrowing costs and dividend expenses on securities sold short and overdraft charges); (vii) litigation expenses (including litigation to which the Trust or a Fund may be a party and indemnification of the Trustees and officers with respect thereto); and (viii) other non-routine or extraordinary expenses (including expenses arising from mergers, acquisitions or similar transactions involving a Fund).

(b) The payment or assumption by the Investment Manager of any expenses of the Trust or a Fund that the Investment Manager is not required by this Agreement to pay or assume shall not obligate the Investment Manager to pay or assume the same or any similar expense of the Trust or a Fund on any subsequent occasion.

8. COMPENSATION. For investment management services provided pursuant to this Agreement, the Fund shall pay to the Investment Manager a fee, computed daily and paid monthly on the first business day of the next succeeding calendar month, at the annual percentage rate of the Fund’s average daily net assets as set forth in Schedule A to this Agreement. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective day to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

9. LIMITATION OF LIABILITY OF THE INVESTMENT MANAGER. The Investment Manager, its officers, directors, employees, and delegates, including any Sub-Adviser (referred to herein as “Investment Manager Parties”), shall not be liable for any error of judgment or mistake of law or for any loss suffered by a Fund, the Trust, or any of its shareholders, in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith, or gross negligence on the part of the Investment Manager Parties in the performance of their duties or from reckless disregard by such Investment Manager Parties of their obligations and duties under this Agreement. Any person, even though also an officer, director, employee, or agent of the Investment Manager who may be or become an officer, Trustee, employee, or agent of the Trust shall be deemed, when rendering services to a Fund or the Trust or acting with respect to any business of the Fund or the Trust, to be rendering such service to or acting solely for a Fund or the Trust and not as an officer, director, employee, or agent or one under the control or direction of the Investment Manager even though paid by it.

10. LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS OF THE FUND. The Trustees of the Trust and the shareholders of a Fund shall not be liable for any obligations of a Fund or the Trust under this Agreement, and the Investment Manager agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust in settlement of such right or claim, and not to such Trustees or shareholders.

11. DURATION AND TERMINATION.

(a) With respect to each Fund, this Agreement shall become effective on the dates set forth in Schedule A to this Agreement, provided that this Agreement shall not take effect unless it has first been approved (i) by a vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party cast at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of that Fund’s outstanding voting securities.

(b) Unless sooner terminated as provided herein, this Agreement shall continue in force for an initial term of up to two years, and then shall continue automatically for successive annual periods of twelve months each, provided that such continuance is specifically approved at least annually (i) by vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast at a meeting called for the purpose of voting on such approval, and (ii) by the Board or, with respect to each Fund, by vote of a majority of the outstanding voting securities of that Fund.

(c) Notwithstanding the foregoing, with respect to each Fund, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Fund on sixty days’ written notice to the Investment Manager and may be terminated by the Investment Manager at any time, without the payment of any penalty, on sixty days’ written notice to the Trust. Termination of this Agreement with respect to a Fund shall in no way affect the continued validity of this Agreement or performance thereunder with respect to any other Fund.

(d) This Agreement will automatically terminate in the event of its assignment.

12. AMENDMENT OF THIS AGREEMENT. Provisions of this Agreement may be amended subject to the provisions of the 1940 Act, as modified or interpreted by an applicable order of the Securities and Exchange Commission or any regulation adopted by the Securities and Exchange Commission, or interpretative release or no-action letter of the Securities and Exchange Commission or its staff. Accordingly, approval of an amendment by shareholders would be necessary only to the extent required by the 1940 Act as so modified or interpreted.

13. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

14. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment adviser,” “national securities exchange,” “net assets,” “prospectus,” “sale,” “sell,” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the Securities and Exchange Commission by any rule, regulation, or order. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation, or order of the Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

GUGGENHEIM FUNDS TRUST

By: /s/ Brian E. Binder

Name: Brian E. Binder

Title: President and Chief Executive Officer

GUGGENHEIM PARTNERS INVESTMENT MANAGEMENT, LLC

By: /s/ Amy J. Lee

Name: Amy J. Lee

Title: Attorney-in-Fact

SCHEDULE A

Fund Name	Investment Management Fee	Effective Date
Guggenheim Enhanced Equity Income ETF	0.35%	June 1, 2026

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